ALASKA AIR GROUP PERFORMANCE BASED PAY PLAN
(Amended and Restated January 18, 2017)

The Board of Directors (the “Board”) of Alaska Air Group, Inc. (the “Company”) has adopted the Performance-Based Pay Plan (the “Plan”) to reward employees of Alaska Airlines, Inc. (“Alaska”), Virgin America Inc. (“Virgin”) and Horizon Air Industries, Inc. (“Horizon”). The Board has delegated authority to the Compensation and Leadership Development Committee (the “Committee”) to administer the Plan. The Performance Based Pay Award (“Award”) of each eligible Plan Participant will depend upon the degree to which the Company, Alaska, Virgin and Horizon achieve the applicable performance goals and, if applicable, an award modifier, set by the Committee for each calendar year (a “Plan Year”) and upon the discretion of the Committee as explained below.

At the beginning of each Plan Year, the Committee will determine the elected officers and employees of Alaska, Virgin and Horizon to whom Awards will be granted for that Plan Year that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Such Awards (“Section 162(m) Awards”) will be granted pursuant to, and subject to the limitations and requirements of Section 5.1.4 and 5.2 of the Alaska Air Group, Inc. 2016 Performance Incentive Plan (the “2016 PIP”), as last approved by the Company’s stockholders on May 12, 2016 (including the limit on the maximum per-person Award of $5 million per year, established by Section 5.2.3 of the 2016 PIP).

This Amended and Restated Plan is effective beginning with the 2017 Plan Year and each year thereafter until amended, restated or terminated, pursuant to Paragraph 8.

1.	ELIGIBILITY
Eligibility to participate in the Plan during a Plan Year is limited to U.S. and Canadian employees, and Mexico management employees, of Alaska, Virgin and Horizon (“Eligible Employees”) who:

(a) are employees of Alaska, Virgin or Horizon on December 31 of the Plan Year for which the Award is being paid, or

(b) were employees during a portion of the Plan Year for which the Award is being paid but were not employees on December 31 because their employment ended due to retirement, disability or death. (For example, if an employee retires from Alaska, Virgin or Horizon and his/her last day of employment is on or between January 1 and December 31, 2014, he/she would be eligible for an award for the 2014 Plan Year, but would not be eligible for an Award for the 2015 Plan Year because he/she was not an employee during any part of the 2015 Plan Year, even though his/her first day of retirement might be January 1, 2015.)

For the sake of clarity, “Eligible Employees” shall not include Mexico non-management employees of Alaska, Virgin or Horizon, or employees of McGee Air Services, Inc.

Eligible Employees who are on temporary medical leave, military leave, furlough, or company-approved leave of absence as of December 31 of the Plan Year shall remain eligible under the Plan. Unless otherwise provided in a separate agreement, an individual whose employment with Alaska, Virgin or Horizon ends prior to December 31 of the Plan Year for any reason not set forth above, for example, resignation or termination (with or without cause), forfeits any Award under this Plan. In addition, employees terminated for cause, as determined by Alaska, Virgin or Horizon, shall forfeit any Award under this Plan, regardless of their employment status on December 31 of the Plan Year. Notwithstanding the foregoing, contract employees or independent contractors as classified by Alaska, Virgin or Horizon, shall be excluded from participation hereunder, regardless of whether an agency or court subsequently re-classifies such individuals as employees of Alaska, Virgin or Horizon. An Eligible Employee who meets all the requirements for an Award is a “Plan Participant” for such Plan Year. Participation in the Plan does not guarantee that any Award will be paid if applicable performance goals specified for the Plan Year are not achieved for the year.

2.	CALCULATION OF THE AWARD
The size of the Award earned for a Plan Year will depend upon the extent to which the performance goals and, if applicable, an award modifier has been achieved during that Plan Year, and upon the discretion of the Committee. Separate performance weighting has been established for each performance goal.

A Plan Participant’s Award is determined by the following formula: Eligible Earnings X Participation Rate X Payout Award Percentage.

“Eligible Earnings” means the aggregate wages or salary paid during the Plan Year to the Plan Participant for services performed for Alaska, Virgin or Horizon, including cash received for vacation payouts in connection with the Plan

Participant’s transfer between any two entities (i.e., Alaska, Virgin and Horizon) or in connection with retirement, death or disability, amounts that the Plan Participant could have received in cash had the Plan Participant not elected to contribute the amount to an employee benefit plan maintained by the Company or an affiliate and any other voluntary payment the Plan Participant makes which reduces his/her compensation (such as the Plan Participant’s voluntary contribution to an Internal Revenue Code (“Code”) Section 401(k) Plan, Code Section 125 medical account, dependent day care spending account, or charitable gift), but excluding commissions, all bonuses (including any payment received under this Plan), and all other forms of incentive or other supplemental pay, employee benefits paid by the employer (such as employer contributions to a Code Section 401(k) Plan), worker’s compensation payments, disability payments, cash and non-cash fringe benefits and perquisites (such as per diems, auto expense reimbursement, relocation reimbursement or travel reimbursement).

“Participation Rate” shall mean the percentage level communicated to each Eligible Employee or class of Eligible Employee.

“Payout Award Percentage” means the sum of the weighted payout of each performance goal, calculated in the manner specified by Paragraph 3, herein. However, in the case of an elected officer of Alaska, Virgin or Horizon, the Plan Participant’s Award under this Plan, is limited to three times the elected officer’s Eligible Earnings for the Plan Year, and is further limited as set forth in Paragraph 6 hereof. Awards may be paid in cash only.

All calculations will be performed by the Finance Department of Alaska and will be subject to approval by the Committee (such approval by the Committee to be in writing in the case of Section 162(m) Awards consistent with the requirements of Section 162(m)). Once approved by the Committee, such calculations shall be conclusively presumed to be accurate.

3.	PERFORMANCE WEIGHTING
In order for any Award to be payable as to a particular performance goal, a “Threshold” performance level for that goal must be achieved. The payout percentage for a particular performance goal will be 25% if the “Threshold” level is reached, 100% if the “Target” level is reached, and 200% if the “Maximum” level is achieved. This determination applies to each goal individually. If performance for a particular goal is between the Threshold and Target levels, or between the Target and Maximum levels, the payout percentage for that goal will be determined by linear interpolation between those two levels. The payout percentage for each goal as so determined will then be multiplied by the weighting factor for that goal, as specified in Annex 1 Performance-Based Pay Plan Goals and Measures described in Paragraph 4 for the applicable Plan Year (the “weighted payout percentages”).

4.	PERFORMANCE GOALS AND APPLICABLE PERFORMANCE WEIGHTING FACTORS
The Committee will establish the performance goals and, if applicable, an award modifier for each Plan Year during the life of this Plan, and will annually approve an Annex 1 Performance-Based Pay Plan Goals and Measures to this Plan that outlines the performance goals, award modifiers and the weighting factors and an Annex 2 Performance-Based Pay Plan Participation Rates.

5.	DISCRETIONARY FACTOR
In the case of a Plan Participant described in Paragraph 1 who retired, terminated employment due to disability, or died during the year, or a Plan Participant who took a leave of absence or worked a reduced schedule during any portion of the year, the Committee retains absolute discretionary authority to adjust the Award to such Plan Participant based upon the Committee’s determination of such Plan Participant’s contribution to the Company or its affiliates or any other factors as the Committee may determine appropriate. However, in the case of Awards to any elected officer of Alaska, Virgin or Horizon, the Award cannot be increased above the amount authorized in the original grant; and, in the case of Section 162(m) Awards payable after retirement or any other termination of employment (other than due to the Plan Participant’s death or disability), the Committee has discretion only to reduce (but not increase) the amount that would otherwise be payable under the Award based on achievement of the applicable performance goals. Moreover, the amount of any Award payable for the Plan Year to any elected officer whose Award might potentially be subject to the deduction limitations of Code Section 162(m) cannot exceed the maximum limit on any such individual’s Award of $5 million per year, established by Section 5.2.3 of the 2016 PIP.

6.	TIMING OF AWARDS
Payment of Awards for a Plan Year will be made no later than March 15 of the following year. A deceased Plan Participant's Award will be paid to the beneficiary designated by the Participant for purposes of the Company's or its affiliates’ group term life insurance plans covering the deceased Participant, and in the absence of any designation, will be paid or distributed to the Participant’s estate.

7.    PLAN PARTICIPANT TRANSFERS BETWEEN ALASKA AND HORIZON
If a Plan Participant transfers between Alaska and Virgin, Alaska and Horizon or Horizon and Virgin, the Plan Participant’s Award under this Plan, and any payment in respect of such Award, shall be separately determined by the Committee based on Eligible Earnings, Participation Rate and Payout Award Percentage attributable to each entity. This will result in a separate Award based on Alaska service and performance, a separate Award based on Virgin service and performance, and a separate Award based on Horizon service and performance, as applicable.

8.	AMENDMENT
The Board, acting on its own or through the Committee, retains the right to modify the Plan at any time in any manner that it deems appropriate, provided that (a) no amendment that adversely affects the rights of Plan Participants or their beneficiaries shall be effective for a Plan Year that ended prior to the Plan Year in which the amendment was adopted, and (b) it will not terminate the Plan for any Plan Year during that Plan Year unless it is clear that Plan Participants will not receive any payment with respect to Awards granted for that Plan Year.

9.    CLAWBACK POLICY.
The Award is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require forfeiture of the Award and repayment or forfeiture of any cash received with respect to the Award.

10.    MISCELLANEOUS

a.
This Plan, including its attachments, constitutes the entire understanding relating to an Award to any employee of Alaska, Virgin or Horizon, and supersedes all prior oral or written agreements, representations or commitments relating to such Awards.

b.
This Plan is not a commitment of the Company, Alaska, Virgin or Horizon, to any officer or employee of such company, to continue that individual in its employ in order to qualify for an Award. Nothing contained in this Plan may be considered to be a promise of continued employment. Any employee who shall file suit against his or her employer for wrongful termination shall automatically cease to be a Plan Participant.

c.	This Plan and the rights and obligations provided for herein shall be construed and interpreted in accordance with the law of the state of Washington, excluding its conflicts of law rules.

d.
No unpaid Award will be subject to the debts, liabilities, contracts or engagements of any Plan Participant, and may not be alienated, pledged, garnished or sold, and any attempt to do so shall be void.

e.	All Awards are subject to applicable federal, state, and local deductions.

f.
This Plan is intended to be an exception to, or otherwise be in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended. This Plan shall be interpreted to comply with Section 409A. Further, it is the intent of the Company that, in the case of Section 162(m) Awards, this Plan, each such Award, any amounts paid with respect to such Awards, shall qualify as performance-based compensation or will otherwise be exempt from deductibility limitations under Section 162(m). Any provision, application or interpretation of this Plan inconsistent with this intent to satisfy the standards in Section 162(m) as to the Section 162(m) Awards shall be disregarded.

Dated: January 18, 2017
Alaska Air Group, Inc.

______________________________
J. Kenneth Thompson
Chairman
Compensation and Leadership Development Committee